EXHIBIT 23.1
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   Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 26, 2007, except for Note 14, as to which the date is March 29, 2007, with respect to the consolidated financial statements and schedule of NextWave Wireless Inc. as of December 30, 2006 and December 31, 2005 and for the year ended December 30, 2006 and the period from April 13, 2005 (inception) to December 31, 2005, included in the Registration Statement (Post-Effective Amendment #3 to Form S-1 on Form S-3 No. 333-139440) and related Prospectus of NextWave Wireless Inc. to be filed with the Securities and Exchange Commission.




/s/  Ernst & Young LLP

San Diego, California
July 11, 2007